UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) July 17, 2020

MADISON TECHNOLOGIES INC.
(Exact name of registrant as specified in its chapter)

Nevada	000-51302	00-0000000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4448 Patterdale Drive, North Vancouver, BC	V7R 4L8
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (206) 203-0474

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MDEX	OTC

Item 1.01. Entry into a Material Definitive Agreement.

Agreement to Acquire the Casa Zeta-Jones Brand License Agreement from Luxurie Legs, LLC

On July 17, 2020, Madison Technologies, Inc. (the “Company”) officially ratified an Acquisition Agreement in order to acquire the Casa Zeta-Jones Brand License Agreement (the “License Agreement”) from Luxurie Legs, LLC, a limited liability company organized pursuant to the laws of the State of Delaware (“LUXURIE”), pursuant to which, at the effective time, LUXURIE will transfer all of its right, title and interest in the License Agreement to the Company in exchange for a controlling interest in the Company represented by newly issued preferred stock. The Company will also assume $65,000 in existing debt owed by LUXURIE, among other conditions.

At the effective time of the Acquisition, the members and stakeholders of LUXURIE will control the majority voting power of the Company as holders of newly issued shares of preferred stock.

At present, the Company’s Articles of Incorporation authorize 500,000,000 shares of common stock, but no shares of preferred stock are currently authorized, and thus an Amendment to the Company’s Articles of Incorporation shall be required in order to close the Acquisition.

To this end, the Company shall file a Schedule 14F in the following days to detail majority shareholder approval of the Acquisition and for the creation and issuance of Series A and Series B preferred shares, which are required by the Acquisition Agreement to close the Acquisition. The Company plans to file a Certificate of Amendment to the Articles of Incorporation with the Secretary of State in Nevada, including Certificates of Designation for Series A and Series B preferred shares, detailing the respective rights and privileges, which shall be exhibits to the Schedule 14F.

The Acquisition Agreement contains customary terms and conditions for agreements of this type, including completion of due diligence by the parties and approval of the Acquisition by a majority of the Company’s shareholders and LUXURIE members, which was obtained by written consent.

A copy of the Acquisition Agreement and the Officer’s Certificates signed by both the CEO of the Company and the Managing Member of Luxurie, Legs, LLC are attached hereto as Exhibit 2.1. The description of the Acquisition Agreement herein is qualified by the terms of the full text of the agreement attached hereto and the terms thereof are incorporated herein by reference.

Item 5.02 Appointment of New Director

On June 17, 2020, and in connection with the Acquisition, Mr. Jeffrey Canouse was appointed as a member of the Company’s Board of Directors. Mr. Canouse was also appointed to serve as our new Chief Executive Officer, a role which he will assume following the ten-day period after the mailing of a Schedule 14F to our shareholders of record, at which time Mr. Gallo shall resign from all officer and director positions with the Company. Until that time, Mr. Gallo shall continue to serve as our Chief Executive Officer and our Board of Directors consists of two directors, Joseph Gallo and Jeffrey Canouse.

Mr. Jeffrey M. Canouse, age 46, combines over twenty-three years of experience in financial senior management following a thirteen-year career as an Investment Banker. Previously, he had been involved in various companies in the investment industry holding positions including Vice President, Senior Vice President and Managing Director at J. P. Carey Inc., J.P. Carey Securities Inc. and JPC Capital a boutique (the “Carey Company’s”) investment banking firm that assisted in arranging over $2 billion in financing. During his time with the Carey Company’s Mr. Canouse was personally responsible for sourcing new corporate clients, presenting to institutional investors, structuring terms, and working with counsel for timely closings. From July 11, 2011 through the present day, Mr. Canouse has acted as Managing Member of Anvil Financial Management, LLC where he has offered his expertise to companies in need of restructuring, financing, debt settlement and compliance assistance. Mr. Canouse has also previously acted as Chief Executive Officer of two other publicly traded companies, where he oversaw acquisitions and restructuring amongst other duties in those roles.

Item 9.01. Financial Statements and Exhibits. (d) Exhibits

2.1*	Acquisition Agreement, ratified July 17, 2020 and Officers Certificates for Madison Technologies, Inc. and Luxurie Legs, LLC dated July 17, 2020

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of the Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

The information contained in Exhibit 2.1 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Madison Technologies, Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

MADISON TECHNOLOGIES, INC..

Dated: July 20, 2020	By:	/s/ Joseph Gallo
Joseph Gallo – President & CEO